THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER APPLICABLE SECURITIES LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THIS NOTE IS SUBJECT TO CERTAIN ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THE NOTE PURCHASE AGREEMENT.

IOTA COMMUNICATIONS, INC
PROMISSORY NOTE

Issue Date: February 18, 2020 Principal Amount: U.S. $300,000.00

For value received, **IOTA Communications, Inc.** (the "**Company**"), having its principal executive office at 600 Hamilton Street, Suite 1010, Allentown, PA 18101, promises to pay on or before March 31, 2020 (the "**Maturity Date**"), to Rodney D. Speight, having an address of 801 Woodland Drive, Greensboro, NC 27408, (together with its successors and assigns, the "**Holder**"), or any other bona fide holder of this Note, the Principal Amount specified above plus the amount of interest specified in Section 1 below, payable at the Maturity Date. The Holder has loaned to the Company $300,000 on the Issue Date as part of the Purchase Price as that term is defined in the Securities Purchase Agreement dated as of the date hereof between the Company and the Holder pursuant to which this Note has been issued.

(1) GENERAL TERMS

(a) Payment of Principal. The "Maturity Date" shall be March 31, 2020. On or before the Maturity Date, the Company shall pay to the Holder, in cash by wire transfer of immediately available funds to an account designated by the Holder, all Principal and accrued interest thereon.

(b) Interest. An interest charge of three percent (3%) per annum ("Interest Rate") shall be applied to the Original Principal Amount. Interest hereunder shall be paid on the Maturity Date (or sooner as provided herein) to the Holder or its assignee in whose name this Note is registered on the records of the Company regarding registration and transfers of Notes in cash.

(c) Security. This Note shall not be secured by any collateral or any assets pledged to the Holder.

(2) EVENTS OF DEFAULT.

(a) An "Event of Default", wherever used herein, means any one of the

following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i) The Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption payments or amounts hereunder) or any other Transaction Document;

(ii) The Company or any subsidiary of the Company shall commence, or there shall be commenced against the Company or any subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary of the Company or there is commenced against the Company or any subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii) The Company shall become delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission.

(iv) The Company fails to deliver any shares owed to the Holder.

(v) The Company shall fail to meet all requirements to satisfy the availability of Rule 144 to the Investor or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website.

(b) Upon the occurrence of any Event of Default not cured within 7 business days, the Company shall issue additional common stock in the amount of one million shares per month, pro rated based on the number of calendar days that have elapsed following the Event of Default, until such time as the Event of Default is cured. The Holder shall also be awarded all of his costs of enforcing the terms of this Note and collecting any amounts due hereunder, including Holder's attorney's fees and expenses.

(3) REISSUANCE OF THIS NOTE.

(a) Assignability. The Company may not assign this Note. This Note will be binding upon the Company and its successors and will inure to the benefit of the Holder and its successors and assigns and may be assigned by the Holder to anyone of its choosing without Company's approval.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding Principal.

(4) NOTICES. Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) (iii) upon receipt, when sent by email; or (iv) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be those set forth in the communications and documents that each party has provided the other immediately preceding the issuance of this Note or at such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

The addresses for such communications shall be:

If to the Company, to:

Iota Communications, Inc.
Attn: Terrence DeFranco
600 Hamilton Street, Suite 1010
Allentown, PA 18101
Email: tmdefranco@iotacommunications.com

If to the Holder:

Rodney D. Speight

801 Woodland Drive
Greensboro, NC 27408

(5) APPLICABLE LAW AND VENUE. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania , without giving effect to conflicts of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of Pennsylvania or in the federal courts located in the city and county of Philadelphia , in the Commonwealth of Pennsylvania. Both parties and the individuals signing this Agreement agree to submit to the jurisdiction of such courts.

(a) WAIVER. Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed by a duly authorized officer as of the date set forth above.

IOTA COMMUNICATIONS, INC.

By: ______________________

Name: Terrence DeFranco
Title: Chief Executive Officer